EXHIBIT (5)(G)

                      AMENDED AND RESTATED
         ADDENDUM NO. 3 TO INVESTMENT ADVISORY AGREEMENT


     This Addendum, dated as of the 2nd day of September, 1997, is entered into between PORTICO FUNDS, INC. (the "Company"), a Wisconsin corporation, and Firstar Investment Research and Management Company, LLC (the "Investment Adviser").

     WHEREAS, the Company and the Investment Adviser have entered into an Investment Advisory Agreement dated as of March 27, 1992 (the "Advisory Agreement"), pursuant to which the Company appointed the Investment Adviser to act as investment adviser to the Company for its Balanced Fund;

     WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Company establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as the investment adviser under the Advisory Agreement, the Company shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Company in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Company and the Investment Adviser; and

     WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Company has notified the Investment Adviser that it has established the International Equity Fund and that it desires to retain the Investment Adviser to act as the investment adviser therefor, and the Investment Adviser has notified the Company that it is willing to serve as investment adviser for the International Equity Fund (the "Fund");

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. APPOINTMENT. The Company hereby appoints the Investment Adviser to act as investment adviser to the Company for the International Equity Fund for the period and the terms set forth herein and in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth herein and in the Advisory Agreement, for the compensation herein provided.

     2. SUBCONTRACTORS. It is understood that the Investment Adviser may from time to time employ or associate with itself such person or persons as the Investment Adviser may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or person shall be paid by the Investment Adviser; and that any person providing investment advisory services to the Fund shall be approved in accordance with the provisions of the 1940 Act. Each such sub-adviser is hereinafter referred to as a "Sub-Adviser".

     Notwithstanding the approval of any such Sub-Adviser(s), however, in carrying out its obligations hereunder the Investment Adviser shall in all events:

          a. assist and consult with any Sub-Adviser with respect to the Fund in connection with the Fund's continuous investment program;

          b. establish and monitor general investment criteria and policies for the Fund;

          c. review, monitor and analyze on a periodic basis the Fund's portfolio holdings and transactions to determine that each Sub-Adviser performs its sub-advisory services in accordance with the Fund's investment objective, policies and restrictions as stated in its prospectus and statement of additional information and to determine that such portfolio holdings are appropriate in light of the Fund's shareholder base;

          d. review, monitor and analyze on a periodic basis the policies established by any Sub-Adviser for the Fund with respect to the placement of orders for the purchase and sale of portfolio securities;

          e. review, monitor, analyze and report to the Board of Directors on the performance of the Sub-Adviser(s);

          f. furnish to the Board of Directors or the Sub-Adviser(s), reports, statistical and economic information as may be requested; and

          g. recommend, either in its sole discretion or in conjunction with the Sub-Adviser(s), potential changes in investment policy.

In the event that any Sub-Adviser appointed hereunder is terminated, the Investment Adviser may provide all investment advisory services pursuant to this Agreement without a Sub-adviser or further shareholder approval.

      3. COMPENSATION. For the services provided and the expenses assumed with respect to the International Equity Fund pursuant to the Advisory Agreement and this Addendum, the Company will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor (a) 4/10 of the gross income earned by the Fund on the loan of its securities (excluding capital gains and losses if any), plus (b) a fee, computed daily and paid monthly, at the annual rate of 1.50% of the first $25 million of the Fund's average net assets, 1.25% of the next $75 million of the Fund's average net assets, and 1.10% of the Fund's average net assets exceeding $100 million.

      4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Addendum as of the date and year first above written.




                              PORTICO FUNDS, INC.



                              By: /s/ Steven R. Parish
                                  -------------------------
                                   (Authorized Officer)



                              FIRSTAR INVESTMENT RESEARCH AND MANAGEMENT
                              COMPANY, LLC



                              By: /s/ Mary Ellen Stanek
                                      ----------------------
                                      (Authorized Officer)